Exhibit 99.1

Glory Star Names Friedman LLP as Auditor

Beijing, Feb. 24, 2020 (GLOBE NEWSWIRE) -- Glory Star New Media Group Holdings Limited (NASDAQ: GSMG ) (“Glory Star” or the “Company”), a leading mobile and online digital media and entertainment company in China, today announced that after the closing of its business combination with TKK Symphony Acquisition Corporation, the Company engaged Friedman LLP as its new independent registered public accounting firm to replace Marcum LLP. The change of the Company’s independent registered public accounting firm was approved by the Audit Committee of its Board of Directors on February 21, 2020.

About Glory Star New Media Group Holdings Limited

Glory Star New Media Group Holdings Limited is a leading mobile entertainment operator in China. Glory Star’s ability to integrate premium lifestyle content, including short videos, online variety shows, online dramas, live streaming, its Cheers lifestyle video series, e-Mall, and mobile app, along with innovative e-commerce offerings on its platform enables it to pursue its mission of enriching people’s lives. The company’s large and active user base creates valuable engagement opportunities with consumers and enhances platform stickiness with thousands of domestic and international brands.

Contacts

ICR Inc.

Jack Wang

Tel: +1 (646) 308-0546

Email: gsnm@icrinc.com